Exhibit 99.1

Press Release #201719	FOR IMMEDIATE RELEASE	September 21, 2017

Enertopia Commences Next Phase of Lithium Bench Testing

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the second phase of bench testing for the recovery of Lithium and ultimately, upgrading the Lithium to battery grade Li2CO3 by our technology partner Genesis Water Technologies Inc., (GWT) a global leader in specialized water treatment solutions. The lithium processing technology testing is now underway.

The goals of this much larger second phase bench test are to build upon the first phase results and achieve lithium recovery rates of greater than 80% with Li2CO3 achieving minimum purity of 99.5%with battery grade standards being achieved.

Below are the following guidelines and goals of this next phase of testing part 1:

1.	This series of bench tests will create synthetic brine by using material from Enertopia’s Clayton Valley, NV project.

2.	System design and testing process using specialized Electrocoagulation (EC) Process to keep 90% of lithium in solution while removing 80% of colloidal particulate.

3.	Utilization of Electrocatalysis to further separate Lithium from solution, Distillation Process to evaporate and condense water and solids stream.

4.	Rehydration of Lithium and addition of sodium carbonate to create Li2CO3.

The estimated bench testing and technical review hours for this next phase of testing is planned at 1,500 hours.

“Genesis Water Technologies looks forward to promising results from this phase of testing analysis and anticipates that achievement of the goal of obtaining battery grade lithium with high recovery yield will prove economically viable. At Genesis Water Technologies, we utilize innovation in water. We are excited to partner with Enertopia to become leaders in the lithium evolution,” Stated Nick Nicholas of Genesis Water Technologies.

Initial testing feedstock was taken from the company’s Clayton Valley, NV project and has already shown remarkably high Lithium recovery numbers in initial tests. In excess of 95% of contained lithium in the samples was taken into solution using weak acid solution and up to 75% of lithium in samples was taken into solution using only deionized water. The company looks forward to the results from the upcoming testing program to be done by Genesis Water Technologies. One of the main features using modern technology is that Enertopia would not require pumping of any ground water from Clayton Valley.

If proven economically viable, the use of the proposed technology could offer a fast track to production that could be executed quickly (in months) as opposed to the years typically required to build and commission most mining projects - and at a far smaller capex. More importantly for the environment, the foot print for the pilot plant would take up a small space and not the thousands of acres that are commonly used in the enriching process for Lithium brine deposits around the world.

“Enertopia looks forward to providing updates as to the results of the bench test analysis and our ongoing project work at our Clayton Valley, NV, Lithium brine project, as well as continuing due diligence in the mineral sector. Modern technology is revolutionizing ways to mine and protect our environment. We are enthusiastic in becoming leaders in this evolution,” Stated President and CEO Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

About Genesis Water Technologies (GWT)

GWT is a global specialized water treatment solution’s company focused on providing innovative & sustainable solutions for specialized industrial and municipal applications. For additional information please visit www.GenesisWaterTech.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the bench test for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release